A special meeting of policyholders was scheduled for January 15, 2002. There were several proposals voted upon at the meeting. A brief description of each proposal is shown below, followed by the percent of shares of the portfolio(s) voted in favor of each proposal. All proposals were passed.

1. For each Ameritas Portfolio: To ratify the election of the Board of Directors.

2. For Ameritas Small Capitalization: To approve a new subadvisory agreement with John McStay Investment Counsel otherwise identical to the current investment subadvisory agreement in all material respects, except that it reflects a new subadvisory fee.

3. For each Ameritas Portfolio: To authorize CVS and/or AIC to enter into a new and/or materially amended existing investment subadvisory agreement with a subadvisor in the future without having to first obtain shareholder approval.

4. For Ameritas Growth, Income & Growth, MidCap, Small Capitalization, Money Market, Emerging Growth, Growth With Income, Research, and Index 500 Portfolios: To authorize CVS to remove the current cap on the expense ratios of each Portfolio's average daily net assets. The Board will implement a voluntary cap at the same level as the current expense cap, but the voluntary cap may be removed or modified by action of the Board of Directors without shareholder approval.

5. For each Ameritas Portfolio: To ratify the Board's selection of auditors, Arthur Andersen, LLP.*
% OF VOTED SHARES VOTED IN FAVOR OF EACH PROPOSAL

PORTFOLIO	PROP 1	PROP 2	PROP 3	PROP 4	PROP 5
Ameritas Growth	97.018%	N/A	86.434%	79.794%	94.660%
Ameritas Income and Growth	97.955%	N/A	88.763%	82.381%	96.793%
Ameritas MidCap Growth	97.106%	N/A	80.575%	76.353%	95.846%
Ameritas Small Capitalization	97.425%	92.849%	86.708%	82.025%	95.786%
Ameritas Micro Cap	99.137%	N/A	91.409%	N/A	99.283%
Ameritas Money Market	98.148%	N/A	81.257%	79.638%	95.772%
Ameritas Emerging Growth	96.687%	N/A	83.555%	78.577%	95.951%
Ameritas Growth With Income	96.762%	N/A	87.400%	83.863%	95.411%
Ameritas Research	96.769%	N/A	88.696%	83.706%	96.685%
Ameritas Select (now known as
Small Company Equity)	97.319%	N/A	88.308%	N/A	97.178%
Ameritas Index 500	96.904%	N/A	86.357%	78.319%	95.484%

* Note: Subsequent to the special meeting of policyholders, Arthur Andersen LLP was dismissed as independent auditor for the Fund in May 2002. KPMG LLP was selected as the Fund's independent auditor. See notes to financial statements.